Exhibit 10.6

AMCOL INTERNATIONAL CORPORATION
AMENDED AND RESTATED SUPPLEMENTARY PENSION PLAN FOR EMPLOYEES
(AS AMENDED AND RESTATED JANUARY 1, 2009)

SECTION 1

General

1.1           Purpose and Effective Date.  AMCOL International Corporation, formerly known as American Colloid Company, a Delaware corporation (the “Company”), previously established the AMCOL International Corporation Pension Plan (the “Plan”) to provide retirement and other benefits for its eligible employees and those of its affiliates which, with the consent of the Company, adopt the Plan.  The Company and any such affiliate which adopts the Plan for the benefit of its eligible employees are referred to below, collectively as the “Employers” and individually as an “Employer.” The amount of the benefit payable to or on account of an eligible employee under the Plan may be limited by reason of the application of the provisions of Sections 401(a)(17) and 415(b) of the Internal Revenue Code of 1986, as amended (the “Code”).  Such limitations would be contrary to the intent of the Company in establishing the Plan.  Therefore, the Company previously established the Supplementary Pension Plan for Administrative Employees of American Colloid Company (the “Supplementary Plan”), effective as of January 1, 1984, amended and restated it effective as of October 1, 1995 and hereby amends and restates effective as of January 1, 2009 (the “Effective Date”), to assure that affected individuals will receive total retirement and other benefits in an amount equal to the amount that they would have received under the Plan had Sections 401(a)(17) and 415(b) of the Code not been enacted.  The Plan is intended to comply with section 409A of the Code and the regulations thereunder.

1.2           Definitions.  Unless the context clearly requires otherwise, any word, term or phrase used in the Supplementary Plan shall have the same meaning as is assigned to it under the terms of the Plan.

1.3           Supplementary  Plan  Administration;  Source  of Benefit  Payments.  The authority to control and manage the operation and administration of the Supplementary Plan shall be vested in the retirement committee appointed by the Board of Directors of the Company to act under the Plan.  In controlling and managing the operation and administration of the Supplementary Plan, the retirement committee shall have the same rights, powers and duties as those delegated to it under the Plan.  The amount of any benefit payable under the Supplementary Plan shall be paid from the general revenues of the Employer with respect to whose former employee the benefit is payable.

1.4           Applicable Laws.  The Supplementary Plan shall be construed and administered in accordance with the laws of the State of Illinois to the extent that such laws are not preempted by the laws of the United States of America.

1.5           Gender and Number.  Unless clearly inappropriate, words in any gender shall include any other gender, and words in the singular shall include the plural and vice versa.

SECTION 2

Participation

2.1           Section 401(a)(17)  Supplementary Benefit.  Each eligible employee of an Employer who retires on a retirement date under the Plan, and each surviving spouse who becomes entitled to benefits under the Plan on account of an eligible employee’s death after his retirement or while employed by an Employer prior to his retirement, shall become a participant in this Supplementary Plan as of the first date on which the amount of a benefit payable to him under the Plan is limited by reason of the application of Section 401(a)(17) of the Code.  Notwithstanding the foregoing, an eligible employee for Section 401(a)(17) supplementary benefits must be a member of a select group of management or highly compensated employees, as provided in Section 301(a)(3) of the Employee Retirement Income Security Act of 1974, as amended.

2.2           Section 415 Supplementary Benefits.  Each eligible employee of an Employer who retires on a retirement date under the Plan, and each surviving spouse who becomes entitled to benefits under the Plan on account of an eligible employee’s death after his retirement or while employed by an Employer prior to his retirement, shall become a participant in the Supplementary Plan as of the first date on which the amount of a benefit payable to him under the Plan is limited by reason of the application of Section 415(b) of the Code.

2.3           No Employment Contract.  Establishment of this Supplementary Plan shall not be construed to give any employee the right to be retained in an Employer’s service or to any benefits not specifically provided in this Supplementary Plan.

SECTION 3

Amount and Payment of Supplementary Plan Benefit

3.1           Amount of Section 401(a)(17) Supplementary Benefit.  The Section 401(a)(17) supplementary benefit payable under this Supplementary Plan to a participant as of any date during any Supplementary Plan year shall be an amount equal to:

(a)           the amount of the benefit (expressed in the form of a single life annuity) that the participant would have been entitled to receive under the Plan as of that date, determined without regard to the limitations imposed by Section 401(a)(17) of the Code;

REDUCED BY

(b)           the amount of the benefit that the participant would actually receive under the Plan in the form of a single life annuity as of that date.

3.2           Amount of Section 415 Supplementary Benefit.  The benefit payable under the Supplementary Plan to a participant as of any date during any Supplementary Plan year shall be an amount equal to:

(a)           the amount of the benefit (expressed in the form of a single life annuity) that the participant would have been entitled to receive under the Plan as of that date, determined without regard to the limitations imposed by Section 415(b) of the Code;

REDUCED BY

(b)           the amount of the benefit that the participant would actually receive under the Plan in the form of a single life annuity as of that date.

The amount of benefits received hereunder shall be adjusted for early or postponed commencement as provided in the Plan.

3.3           Payment of Supplementary Plan Benefit.  A participant’s Supplementary Plan benefit shall be paid in the form of a single life annuity (50% joint and survivor annuity if the participant is married), provided, however, that at any time prior to the date payments are to commence under Section 4, a participant may elect to receive his Supplementary Plan benefit in any of the standard or optional life annuity forms of benefit under the Plan, other than a joint and survivor annuity upon marriage or remarriage after the annuity starting date.  Any such alternate form of benefit shall be the actuarial equivalent of the benefit calculated under sections 3.1 and 3.2 as determined by the Plan’s actuary based on the actuarial assumptions used for determining equivalent benefits under the Plan on the date benefits commence.  A participant’s Supplementary Plan benefit will be paid to him monthly on the dates and for the period during which benefits would be payable to him under the Plan in the form selected hereunder.

3.4           Distributions to Persons Under Disability.  In the event a participant is declared incompetent and a conservator or other person legally charged with the care of his person or of his estate is appointed, any benefits to which such participant is entitled under the Supplementary Plan shall be paid to such conservator or other person legally charged with the care of his person or of his estate.

3.5           Benefits May Not be Assigned or Alienated.  The benefits payable to any participant under the Supplementary Plan may not be voluntarily or involuntarily assigned or alienated.

3.6           Successors.  This Supplementary Plan shall be binding upon any assignee or successor in interest to any Employer, whether by merger, consolidation or the sale of substantially all of the Employer’s assets.

SECTION 4

Commencement of Supplementary Plan Benefit

4.1           Normal Retirement.  If a participant has reached his Normal Retirement Date under the Plan, his Supplementary Plan benefits shall commence with the first month following his “separation from service,” within the meaning of section 409A of the Code.

4.2           Early Retirement.  If a participant has not reached his Normal Retirement Date under the Plan, but has reached his Early Retirement Date under the Plan, his Supplementary Plan benefits shall commence with the first month following his “separation from service” within the meaning of section 409A of the Code.

4.3           Disability Retirement.  If a participant has not reached his Normal Retirement Date or Early Retirement Date under the Plan, but has reached his Disability Retirement Date under the Plan, his Supplementary Plan benefits shall commence on the first day of the month following the later of his Disability Retirement Date or the date he becomes disabled within the meaning of section 409A of the Code.

4.4           Deferred Vested Pension.  If a participant has not reached his Normal Retirement  Date, Early Retirement Date or Disability Retirement Date, but has met the requirements for a Deferred Vested Pension under the Plan, his Supplementary Plan benefits will commence with the first month following the later of the date he has separated from service within the meaning of section 409A of the Code or the date on which the sum of his Period of Service under the Plan and his age is equal to 70.

4.5           Death Benefits.  If the participant dies prior to commencement of benefits hereunder and meets the requirements for a Pre-Retirement Spouse’s Death Benefit under the Plan, his spouse shall be entitled to receive a benefit equal to the difference between the Pre-Retirement Spouse’s Death Benefit the spouse would have been entitled to receive under the Plan without regard to the limitations imposed by Sections 401(a)(17) and 415(b) of the Code and the Pre-Retirement Spouses’ Death Benefit the spouse would actually receive under the Plan as of the date of the Participant’s death.  The Pre-Retirement Spouse’s Death Benefit shall be payable monthly to the spouse commencing as of the first day of the calendar month following the month in which the participant died, and ceasing with the last payment for the month in which the spouse dies.

4.6           Six-Month Delay.  Notwithstanding the foregoing, no benefits under this Supplementary Plan shall be paid to a “specified employee” within the meaning of Code section 409A(a)(2)(B)(i) until the seventh month following the month of the Participant’s “separation from service” within the meaning of section 409A of the Code.  Any payments that would have been paid if not for this section 4.6 shall be accumulated and paid in full in the seventh month following the month of the participant’s “separation from service” together with interest at the short term applicable federal rate as in effect on the date of “separation from service.”

4.7           Separation from Service.  Payments and benefits hereunder upon Employee’s termination or severance of employment with the Company that constitute deferred compensation under Code Section 409A shall not be paid prior to Employee’s “separation from service” within the meaning of Code Section 409A.

SECTION 5

Amendment and Termination

The Company may at any time, by resolution of its Board of Directors, amend or terminate the Supplementary Plan.  Any Employer may terminate the Plan at any time, as applied to employees of that Employer, by resolution of its Board of Directors.  However, such an amendment or termination of the Supplementary Plan shall not:

(a)           reduce or impair the interests of participants in benefits being paid under the Supplementary Plan as of the date of amendment or termination, as the case may be, or

(b)           reduce the aggregate amount of benefits subsequently payable to any participant under the Plan and the Supplementary Plan to an amount which is less than the amount that would have been payable if the employee had retired immediately prior to the date of such amendment or termination, as the case may be.

IN WITNESS WHEREOF, the Company has signed this Plan document as of December 18, 2008.

AMCOL International Corporation,
a Delaware corporation

By: /s/ James Ashley
Title: Secretary